Exhibit 99.2

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO (949) 595-7200	Nick Laudico (646) 536-7030 Zack Kubow (646) 536-7020
www.endologix.com

ENDOLOGIX ANNOUNCES PRICING OF $110 MILLION OF CONVERTIBLE NOTES

IRVINE, Calif.—October 28, 2015—Endologix, Inc. (NASDAQ: ELGX) (“Endologix” or the “Company”) today announced the pricing of its underwritten public offering of $110.0 million aggregate principal amount of its convertible senior notes due 2020 (the “Notes”), which represents a decrease of $40.0 million from the aggregate principal amount of the Notes the Company previously announced it was offering. The Company made the decision to reduce the size of the offering in light of market conditions and the price of the Company’s common stock at the time of pricing. The Company granted an option to the underwriter for up to an additional $15.0 million aggregate principal amount of the Notes solely to cover overallotments, if any. Piper Jaffray & Co. is acting as the sole underwriter for the offering.

The Notes will pay interest semiannually at a rate of 3.25% and will be convertible into shares of the Company’s common stock (“Common Stock”), cash or a combination of cash and shares of the Company’s Common Stock, at the Company’s election, based on the applicable conversion rate at such time. The Notes have an initial conversion rate of 89.4314 shares of Common Stock per $1,000 principal amount of the Notes (which is equal to an initial conversion price of approximately $11.18 per share of Common Stock), representing an initial conversion premium of approximately 27.5% above the closing price of $8.77 per share of Common Stock on October 27, 2015. The Notes will mature on November 1, 2020, unless repurchased, redeemed or converted in accordance with their terms prior to such date. Prior to August 1, 2020, the Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day immediately preceding the maturity date. On or after November 1, 2018, the Company may from time to time redeem for cash all or part of the Notes in certain circumstances. The Company expects to close the sale of the Notes on or about November 2, 2015, subject to the satisfaction of various customary closing conditions.

The Company estimates that the net proceeds from the sale of the Notes will be approximately $106.5 million (or approximately $121.1 million if the underwriter exercises its over-allotment option in full), after deducting the underwriter’s discounts and the estimated offering expenses payable by the Company. The Company expects to use approximately $56 million of the net proceeds from the offering of Notes to repay indebtedness of TriVascular Technologies, Inc. (“TriVascular”) contemporaneously with the consummation of the Company’s previously announced anticipated acquisition of TriVascular (the “Acquisition”). To the extent the holders of convertible indebtedness of TriVascular do not convert their indebtedness into TriVascular common stock prior to or in connection with the consummation of the Acquisition, the Company intends to use an additional $10 million of the net proceeds to repurchase such convertible indebtedness. The Company expects to use the remainder of the net proceeds, or, if the Acquisition does not close, all of the net proceeds to finance the commercialization of its products, for working capital and other general corporate purposes.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or the shares of Common Stock issuable upon conversion of the Notes, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Notes will be offered and sold pursuant to a shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on October 26, 2015 which became effective upon filing. A prospectus supplement describing the terms of the offering will be filed with the SEC and will form a part of the effective registration statement. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402 or by telephone at 800-747-3924 or by email at prospectus@pjc.com. An electronic copy of the prospectus supplement and accompanying prospectus relating to the offering is available on the website of the SEC at www.sec.gov.

About Endologix, Inc.

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company’s focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained in this press release that are not statements of historical fact, including but not limited to statements regarding the proposed offering of Notes, the anticipated closing date for the offering of Notes, the intended use of proceeds of the Notes offering and the anticipated Acquisition, are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include our expectations regarding the proposed offering and the use of proceeds from such offering and are based on information available to us as of the date they were made. Forward-looking statements involve risks, uncertainties and other factors related to our business and the general economic environment, many of which are beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially and adversely from those projected in forward-looking statements. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the other documents that the Company files with the SEC. The Company does not undertake any obligation to publicly update its forward-looking statements based on events, conditions or circumstances after the date hereof, except as required by law.

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